Exhibit 99.1

PHP Ventures Acquisition Corp. Announces Changes to the Proxy Statement

Miami Beach, Florida – PHP Ventures Acquisition Corp (NASDAQ: PPHPU, PPHP, PPHPR, PPHPW), a special purpose acquisition company (the “Company”), announced a change to the definitive proxy statement on Schedule 14A, as amended hereby (the “Proxy Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) on August 12, 2024 with respect to its Special Meeting of Stockholders to originally be held on August 23, 2024 at 9:00 a.m. EST (the “Meeting”).

The Company is postponing the Meeting to August 29, 2024 at 9:00 a.m. EST. In accordance therewith, the Company is extending the redemption deadline by which stockholders may reverse redemptions to August 28, 2024 at 5:00 p.m. EST.

The Company has changed the Extension Payment from “the lessor of (x) $40,000 or (y) $0.04 per share for each Public Share outstanding as of the applicable Deadline Date for each such one-month extension” to “$0.05 per share for each Public Share outstanding as of the applicable Deadline Date for each such one-month extension”.

Additionally, the Company desires to disclose that the dissolution expenses and franchise taxes will be paid by the Sponsor, instead of from the Trust Account.

For clarity, on the record date of the Meeting, there were:

●	864,249 shares of redeemable Class A common stock,
●	293,400 shares of non-redeemable Class A common stock from Private Placement Units along with 1,890 shares of Class A common stock from public units for an aggregate of 295,290 shares of Class A common stock from all units, and
●	1,437,500 shares of Class B common stock outstanding.

About PHP Ventures Acquisition Corp

The Company is a blank check company incorporated in the State of Delaware on April 13, 2021. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities (“Business Combination”). The Company is led by its Chief Executive Officer, Marcus Choo Yeow Ngoh.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements, including those set forth in the Company’s filings, the Risk Factors set forth in the Proxy Statement, the Risk Factors section of the Company’s proxy statement filed on July 31, 2023 with the SEC and the related registration statement on Form S-4 filed on September 27, 2023 by Modulex Modular Buildings PLC with a Registration Withdrawal Request filed on August 2, 2024. Copies are available on the SEC’s website, www.sec.gov. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any statement is based.

Contact:

MZ Group

Chris Tyson

+1 (949) 492-8235

PPHP@mzgroup.us